Exhibit 10.1

TURNKEY PROJECT ACQUISITION, LOAN

AND

SECURITY AGREEMENT

between

CHAPEAU, INC.

and

TEFCO, LLC

Dated as of March 20, 2008

i

(continued)

(continued)

(continued)

TURNKEY PROJECT ACQUISITION, LOAN AND SECURITY AGREEMENT

This Turnkey Project Acquisition, Loan and Security Agreement (this “Agreement”) is entered into as of this 20th day of March, 2008, by and among Chapeau, Inc., a Utah corporation (“Chapeau”), and TEFCO, LLC, a Virginia limited liability company (the “Company”).

RECITALS

A. Chapeau and the Company entered into a Joint Venture Agreement dated as of December 14, 2007 (the “Joint Venture Agreement”), pursuant to which the parties agreed that the Company would acquire from Chapeau various turnkey projects in combined heat and power and combined cooling heat and power applications incorporating Chapeau’s EnviroGen™ energy modules or similar products and related rights (collectively, the “Turnkey Projects”).

B. In connection with each Turnkey Project, (i) the Company will enter into a discount energy service or purchase agreement (a “DES Agreement”) with each Turnkey Project customer (each a “Customer”) for the tolling of energy by each such Turnkey Project for the benefit of such Customer, and (ii) the Company and Chapeau will enter into a Service and Maintenance Agreement (a “S&M Agreement”) to provide essential services in respect of such Turnkey Project.  The Company wishes to acquire Turnkey Projects identified by Chapeau in the future (“Future Turnkey Projects”) pursuant to agreements having terms mutually agreeable to the Company and Chapeau in their reasonable discretion.

C. The Company wishes to purchase from Chapeau each Turnkey Project in operation on the date of this Agreement (collectively, the “Existing Turnkey Projects”), on the terms and subject to the conditions set forth below, and Chapeau wishes to sell the Existing Turnkey Projects on such terms and subject to such conditions.

D. Chapeau has entered into a DES Agreement with each Customer of each Existing Turnkey Project (the “Existing DES Agreements”). Chapeau wishes to assign the Existing DES Agreements to the Company on the terms and conditions set forth below, and the Company wishes to accept and assume the Existing DES Agreements on such terms and conditions. In that regard and in connection with the assignment and assumption of the Existing DES Agreements, Chapeau agrees to service, operate and maintain each such Turnkey Project, pursuant to the continuing service obligation of Chapeau set forth below (the “Continuing Service Obligation”).

E. Additionally, the Company has agreed to loan $10 million to Chapeau for general working capital purposes on the terms and subject to the conditions set forth below (the “Loan”), which Loan will be secured by a first priority security interest on all of the assets and properties of Chapeau.

F. In consideration for the transactions contemplated hereby (collectively, the “Transactions”), Chapeau wishes to grant to the Company an option to acquire Future Turnkey Projects (the “Future Turnkey Project Option”), such option to be on the terms and subject to the conditions set forth below, and the Company wishes to accept the Future Turnkey Project Option on such terms and conditions, provided, that the Company has made it a condition precedent to its entry into the Transactions that the right of first refusal granted to Gordon V. Smith in Section 10 of those certain Secured Promissory Notes, dated September 11, 2007, in the principal amounts of $3,400,000 and $2,700,000, respectively, be terminated.

G.  Chapeau and the Company wish to amend and restate the Joint Venture Agreement in its entirety. Each of the Board of Directors of Chapeau and the Board of Managers of the Company has determined that the transactions contemplated by the Joint Venture Agreement, as amended and restated pursuant to the terms hereof, are in the best interests of its shareholders and members, as the case may be.

H.  In connection with the transactions contemplated by the Joint Venture Agreement, the Company was entitled to the payment of a facilities fee (the "Fee") and to receive the Option and the Warrant. The Fee is due and payable, if at all, and the Option and Warrant issuable, on completion by the Company of the funding of the Note. Pursuant to the terms of this Agreement, the parties acknowledge and agree that, on the Initial Closing Date, such transactions will be consummated and the Fee will then be due, and the Option and Warrant issuable, to the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1       Certain Definitions.  For purposes of this Agreement, the following terms shall have the following meanings.

Section 1.2       Terms Defined in Other Sections.

 “Account” means any “account,” as such term is defined in Article 9 of the UCC, now owned or hereafter acquired by Chapeau, or in which Chapeau now holds or hereafter acquires any interest and, in any event, shall include, without limitation, all accounts receivable, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, Documents or Instruments) now owned or hereafter received or acquired by or belonging or owing to Chapeau (including, without limitation, under any trade name, style or division thereof) whether arising out of goods sold or services rendered by Chapeau or from any other transaction, whether or not the same involves the sale of goods or any other transaction, whether or not the same involves the sale of goods or services by Chapeau (including, without limitation, any such obligation which may be characterized as an account or contract right under the UCC) and all of Chapeau’s rights in, to and under all purchase orders or receipts now owned or hereafter acquired by it for goods or services, and all of Chapeau’s rights to any goods represented by any of the foregoing (including, without limitation, unpaid seller’s rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), and all monies due or to become due to Chapeau under all purchase orders and contracts for the sale of goods or the performance of services or both by Chapeau (whether or not yet earned by performance on the part of Chapeau or in connection with any other transaction), now in existence or hereafter occurring, including, without limitation, the right to receive the proceeds of said purchase orders and contracts, and all collateral security and guarantees of any kind given by any Person with respect to any of the foregoing.

“Account Debtor” means any “account debtor,” as such term is defined in Article 9 of the UCC.

“Action” means any action, litigation, claim, suit, mediation, arbitration, inquiry, government or other investigation or proceeding of any nature, whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise, by or before any mediator, arbitrator or Governmental Body or similar Person.

“Affiliate” means, as to any Person, any other Person (i) that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person; (ii) who is a director or officer (A) of such Person, (B) of any subsidiary of such Person or (C) of any Person described in the foregoing clause (i) with respect to such Person; or (iii) which, directly or indirectly through one or more intermediaries, is the beneficial or record owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, as the same is in effect on the date hereof) of ten percent or more of any class of the outstanding voting stock, securities or other equity or ownership interests of such Person, or of any option, warrant or other right to acquire such equity or ownership interest.  For purposes of this definition, the term “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through ownership of securities or other interests, by contract or otherwise.  For purposes hereof, “Affiliate” includes any subsidiary.

“Bankruptcy Code” means Title 11 of the U.S. Code.

“Business” means the installation of self-contained electrical generators in combined heat and power and combined cooling heat and power applications incorporating Chapeau’s EnviroGen™ Energy Modules or similar products and related rights on a turnkey basis and the servicing and support of such projects.

“Business Day” means a day on which national banks are open for business in Los Angeles, California.

“Change in Control” means a merger, business combination, reorganization, recapitalization or other transactions, which results in the stockholders of Chapeau who own at least 50% of its shares of Common Stock then outstanding immediately prior to such transaction owning less than 50% of the surviving entity’s voting control immediately after the transaction, or a sale, transfer or other disposition in any transaction or series of transaction of all or substantially all of the assets of Chapeau.

“Chattel Paper” means any “chattel paper,” as such term is defined in Article 9 of the UCC, now owned or hereafter acquired by Chapeau or in which Chapeau now holds or hereafter acquires any interest.

“Collateral” shall have the meaning assigned to such term in Article V of this Agreement.

“Commercial Tort Claim” has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference, and includes, without limitation, a claim arising in tort with respect to which (a) the claimant is an organization or (b) the claimant is an individual and the claim (i) arose in the course of the claimant’s business or profession and (ii) does not include damages arising out of personal injury to or the death of an individual.

“Commission” means the United States Securities and Exchange Commission.

“Commissioning” means the process of enabling an installed Turnkey Project for commercial operation, which process is (i) performed in accordance with Chapeau’s then current standard Commissioning procedures and (ii) evidenced by the commencement of Services (as such term is defined in a DES Agreement) pursuant to a DES Agreement.

“Common Stock” means the common stock, par value $0.001 per share, of Chapeau.

“Contracts” means all contracts, undertakings, franchise agreements or other agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which Chapeau may now or hereafter have any right, title or interest, including, without limitation, with respect to an Account, any agreement relating to the terms of payment or the terms of performance thereof.

“Copyrights” means all of the following now owned or hereafter acquired by Chapeau or in which Chapeau now holds or hereafter acquires any interest: (i) all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any state thereof or of any other country; (ii) registrations, applications and recordings in the United States Copyright Office or in any similar office or agency of the United States, any state thereof or any other country; (iii) any continuations, renewals or extensions thereof; and (iv) any registrations to be issued in any pending applications.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration now owned or hereafter acquired by Chapeau or in which Chapeau now holds or hereafter acquires any interest.

“Deposit Account” has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference, and includes, without limitation, a nonnegotiable certificate of deposit or a demand, time, savings, passbook, or similar account maintained with a bank.

“Distribution” means, with respect to a Person, any dividend or other distribution in respect of its Equity Interests or any payment on account of the purchase, redemption or other acquisition or retirement of its Equity Interests.

“Documents” means any “documents,” as such term is defined in Article 9 of the UCC, now owned or hereafter acquired by Chapeau or in which Chapeau now holds or hereafter acquires any interest.

“Equipment” means any “equipment,” as such term is defined in Article 9 of the UCC, now owned or hereafter acquired by Chapeau or in which Chapeau now holds or hereafter acquires any interest, other than any leasehold interest, and any and all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air) and any other environmental medium.

“Environmental, Health and Safety Liabilities” means any obligations or liabilities (including any proceeding or other assertions of obligations or liabilities) that are (i) related to environmental, health or safety issues (including on-site or off-site contamination by Hazardous Substances of surface or subsurface soil or water); or (ii) based upon or related to (A) any Environmental Law or (B) any Order imposed by any Governmental Authority with respect to any Environmental Law.

“Environmental Law” means any Law that addresses or is otherwise related to environmental, human health or safety issues, including any Law relating to (i) the protection, preservation or remediation of the Environment, (ii) any emissions, Releases or discharges of Hazardous Substances into the Environment or (iii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, clean-up or control of Hazardous Substances.

“Fixtures” means any “fixtures,” as such term is defined in Article 9 of the UCC, now owned or hereafter acquired by Chapeau or in which Chapeau now holds or hereafter acquires any interest and, now or hereafter attached or affixed to or constituting a part of, or located in or upon, real property wherever located, together with all right, title and interest of Chapeau in and to all extensions, improvements, betterments, renewals, substitutes, and replacements of, and all additions and appurtenances to any of the foregoing property, and all conversions of the security constituted thereby, immediately upon any acquisition or release thereof or any such conversion, as the case may be.

“GAAP” means generally accepted accounting principles, as in effect in the United States, applied on a consistent basis during the periods involved and consistent with past practices.

“General Intangibles” means any “general intangibles,” as such term is defined in Article 9 of the UCC, now owned or hereafter acquired by Chapeau or in which Chapeau now holds or hereafter acquires any interest and, in any event, shall include, without limitation, all right, title and interest which Chapeau may now or hereafter have in or under any Contract, all customer lists, interests in partnerships, joint ventures and other business associations, permits, goodwill (other than the goodwill associated with any Trademark, Trademark registration or Trademark licensed under any Trademark License), claims in or under insurance policies, including unearned premiums, uncertificated securities, cash and other forms of money or currency, deposit accounts (including as defined in Article 9 of the UCC), rights to receive tax refunds and other payments and rights of indemnification.

“Governmental Authority” means any United States federal, state, local or other governmental department, commission, board, bureau, agency, central bank, court, tribunal or other instrumentality or authority, domestic or foreign, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Substance” means chemicals, contaminants or industrial, toxic, hazardous or radioactive substances, wastes or other pollutants (including petroleum or petroleum distillates, asbestos or asbestos-containing material) regulated by Environmental Law.

“Indebtedness” of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or letters of credit (or reimbursement obligations in respect thereof), (iii) all obligations of such Person to pay the deferred purchase price of property or services, except for current accounts payable and accrued expenses arising in the Ordinary Course of Business, (iv) all indebtedness represented by obligations of such Person under a lease that is required to be capitalized for financial reporting purposes by such Person, (v) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (vi) all obligations, contingent or otherwise, of such Person to guarantee any Indebtedness of any other Person, (vii) all obligations under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices, and (viii) all Indebtedness of the types referred to in clauses (i) through (vii) above of any other Person secured by any mortgage, lien, pledge, charge or security interest on property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Initial Closing Date” means the date of this Agreement.

“Initial Term” shall have the meaning therefor, as set forth in each applicable DES Agreement.

 “Instruments” means any “instrument,” as such term is defined in Article 9 of the UCC, now owned or hereafter acquired by Chapeau or in which Chapeau now holds or hereafter acquires any interest.

“Intellectual Property” means all Copyrights, Trademarks, Patents, rights to Intellectual Property, Licenses, trade secrets, source codes, customer lists, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, skill, expertise, experience, processes, models, drawings, materials and records and goodwill.

“Interest Shares” means that number of shares of Common Stock determined by (a) multiplying  the dollar amount of monies advanced to Chapeau in accordance with Section 2.3(a) for a particular period pursuant to any provision of this Agreement by (b) 0.17, then by multiplying such product by (c)(i) the number of days in the period for which the principal balance in question was outstanding divided by (ii) 365 and then by dividing such amount by (d) the volume weighted average closing price of one share of Common Stock on the over-the-counter bulletin board, or such other exchange, market or listing service on which shares of Common Stock trade subsequent to the date of this Note, over the period in which such interest amount has accrued, and expressing that quotient as a whole number.

“Inventory” means any “inventory,” as such term is defined in Article 9 of the UCC, wherever located, now owned or hereafter acquired by Chapeau or in which Chapeau now holds or hereafter acquires any interest, and, in any event, shall include, without limitation, all inventory, goods and other personal property which are held by or on behalf of Chapeau for sale or lease or are furnished or are to be furnished under a contract of service or which constitute raw materials, work in process or materials used or consumed or to be used or consumed in Chapeau’s business, or the processing, packaging, promotion, delivery or shipping of the same, and all furnished goods whether or not such inventory is listed on any schedules, assignments or reports furnished to the Company from time to time and whether or not the same is in transit or in the constructive, actual or exclusive occupancy or possession of Chapeau or is held by Chapeau or by others for Chapeau’s account, including, without limitation, all goods covered by purchase orders and contracts with suppliers and all goods billed and held by suppliers and all inventory which may be located on premises of Chapeau or of any carriers, forwarding agents, truckers, warehousemen, vendors, selling agents or other persons.

“Investment” means, with respect to a Person, any investment, loan, guarantee, advance or capital contribution by such Person in, to or with respect to its Affiliates (other than the Company) or to any other Person, or any acquisition of property in exchange for cash or other property, provided that the purchase of Equipment in the Ordinary Course of Business shall not be included in the definition of Investment.

“Investment Property” has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference, and includes, without limitation, a security (whether certificated or uncertificated) security entitlement, securities account, commodity contract, or commodity account.

“Knowledge” as it relates to Chapeau means, with respect to any matter in question, the actual knowledge of Chapeau’s directors and executive officers following such investigation as would be made by a reasonably prudent person similarly situated.

“Law” means any and all laws, statutes, ordinances, codes, rules, regulations, decrees and orders of any Governmental Authority.

 “Letter of Credit Rights” has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference, and includes, without limitation, a right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance.  The term does not include the right of a beneficiary to demand payment or performance under a letter of credit.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by Chapeau or in which Chapeau now holds or hereafter acquires any interest and any renewals or extensions thereof.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and the filing of any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the UCC or comparable law of any jurisdiction.

“Loss” means any losses, claims, damages, fines, penalties, assessments by public agencies, settlement, cost or expenses (including actual costs of defense and reasonable attorneys’ fees) and other liabilities, but excluding, any consequential, incidental, indirect, special or punitive damages, but including penalties and additions to Taxes.

 “Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets, or financial condition of Chapeau; (ii) the ability of Chapeau to pay and perform the Secured Obligations in accordance with the terms thereof; or (iii) the ability of any party to perform its obligations under this Agreement and the Transaction Documents.

“Minimum Annual Electric Service and Billing Rate” shall have the meaning therefor, as set forth in the applicable DES Agreement.

“Note” means a secured promissory note in the principal amount of $10 million, in the form agreed to by the parties to this Agreement.

 “Option” means an option to acquire 5,000,000 shares of Common Stock issuable by Chapeau to the Company in connection with the Transactions, such Option to be substantially in the form of Exhibit A attached hereto.

“Order” means any judgment, order (consent or other), writ, stipulation, injunction, ruling, decision or decree of any Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of Chapeau through the date hereof consistent with past practice.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence now owned or hereafter acquired by Chapeau or in which Chapeau now holds or hereafter acquires any interest.

“Patents” means all of the following now owned or hereafter acquired by Chapeau or in which Chapeau now holds or hereafter acquires any interest: (i) letters patents of, or rights corresponding thereto in, the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto in the United States or any other country, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country; (ii) all reissues, continuations, continuations-in-part or extensions thereof; (iii) all petty patents, divisionals, and patents of addition; and (iv) all patents to issue in any such applications.

“Patent Security Agreement” means that certain Patent Security Agreement dated as of an even date herewith, substantially in the form of Exhibit D hereto.

“Permitted Liens” means any and all of the following: (i) liens in favor of the Company under this Agreement, (ii) liens securing the payment of taxes or other governmental charges not yet delinquent or being contested in good faith by appropriate proceeding, for which adequate reserves are maintained in accordance with GAAP; (iii) liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons imposed without action of such parties, provided that the payment thereof is not yet required or is otherwise being contested in good faith; (iv) liens incurred or deposits made in the Ordinary Course of Business in connection with worker’s compensation, unemployment insurance, social security and other like laws; (v) purchase money security interests in personal property acquired after the date of this Agreement, provided such are limited to the personal property so acquired and proceeds, thereof; (vi) any liens existing as of the date hereof and specifically disclosed to the Company herein; (vii) leases, subleases, licenses and sublicenses granted to others in the Ordinary Course of Business not interfering in any material respect with the conduct of the business of Chapeau; (viii) liens arising from judgments, decrees or attachments to the extent and only so long as such judgment, decree or attachment has not caused or resulted in an Event of Default (as defined herein); (ix) liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (x) liens which constitute rights of set-off of a customary nature or bankers’ liens with respect to amounts on deposit, whether arising by operation of law or by contract, in connection with arrangements entered into with banks in the Ordinary Course of Business; (xi) such Liens and other imperfections of title as do not materially detract from the secured property; (xii) such Liens already disclosed in Chapeau’s latest periodic report filed with the Commission prior to the Initial Closing Date; and (xiii) liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described in clause (vi) above, provided that any extension, renewal or replacement lien shall be limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

“Person” means any individual, sole proprietorship, corporation (whether for profit, not-for-profit, professional or any other form of corporation), trust (including business trusts), estate, unincorporated association, employee organization, firm, business, institution, association, partnership (general, limited, limited liability or any other form of partnership), joint venture, limited liability company, Governmental Authority and any other entity of any kind or nature.

“Proceeds” means “proceeds,” as such term is defined in Article 9 of the UCC and, in any event, shall include, without limitation, (i) any and all Accounts, Chattel Paper, Instruments, cash or other forms of money or currency or other proceeds payable to Chapeau from time to time in respect of the Collateral, (ii) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Chapeau from time to time with respect to any of the Collateral, (iii) any and all payments (in any form whatsoever) made or due and payable to Chapeau from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of Governmental Authority), and (iv) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Receivables” shall mean and include all of Chapeau’s Accounts, Instruments, Documents, Chattel Paper and General Intangibles whether secured or unsecured, whether now existing or hereafter created or arising, and whether or not specifically sold or assigned to the Company hereunder.

“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of an even date herewith, which agreement sets forth Chapeau’s obligations with respect to the registration under the 1933 Act of all shares of Common Stock issued or issuable to the Company pursuant to the terms hereof. The Registration Rights Agreement is attached hereto as Exhibit C.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, disposal, discharge, leaching or migration into or through the Environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Restricted Investment” means, with respect to Chapeau, any Investment except (a) purchases of Inventory in the Ordinary Course of Business, (b) acquisitions (not otherwise prohibited by this Agreement) of Equipment for use in the Ordinary Course of Business, (c) direct obligations of the United States of America or any agency thereof, or obligations guaranteed by the United States of America, that mature within one year from the date of acquisition thereof, certificates of deposit, maturing within one year from the date of acquisition, and money market or demand deposit accounts issued by a commercial bank that is a member of the Federal Reserve System and has capital and surplus aggregating at least $100,000,000, (d) advances on commissions due and payable in respect of Existing Turnkey Projects and to be paid with respect to Future Turnkey Projects and (e) travel and other advances to employees made in the Ordinary Course of Business.

“Secured Obligations” shall mean and include all principal, interest, fees, costs, or other liabilities or obligations for monetary amounts owed by Chapeau to the Company, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent arising under the Note as the same may from time to time be amended, modified, supplemented or restated.

“Subsequent Closing Date” shall mean the first Business Day immediately following the date upon which all of the necessary consents and assignments have been executed to effectuate the sale and transfer of the Existing Turnkey Projects to the Company.

“Taxes” means (A) all federal, state, local or foreign taxes or similar charges, fees, imposts, levies and assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties and similar fees, assessments and charges imposed by any taxing authority, (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (A), and (C) any liability for the foregoing payable by reason of contract, assumption, operation of Law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof of any analogous or similar provision under Law), as a transferee or otherwise

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration now owned or hereafter acquired by Chapeau or in which Chapeau now holds or hereafter acquires any interest.

“Trademarks” means any of the following now owned or hereafter acquired by Chapeau or in which Chapeau now holds or hereafter acquires any interest: (i) any and all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and any applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any sthereof or any other country or any political subdivision thereof and (ii) any reissues, extensions or renewals thereof.

“Trademark Security Agreement” means that certain Trademark Security Agreement dated as of an even date herewith, substantially in the form of Exhibit E hereto.

“Transaction Documents” means this Agreement, the Note, Option, Warrant and any other agreement entered into between Chapeau and the Company pursuant to the Transactions.

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of Virginia.  Unless otherwise defined herein, terms that are defined in the UCC and used herein shall have the meanings given to them in the UCC.

“Warrant” means a warrant to acquire 5,000,000 shares of Common Stock issuable by Chapeau to the Company in connection with the Transactions, such Warrant to be substantially in the form of Exhibit B attached hereto.

Section 1.3       Other Definitional Provisions.  The Section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.  Unless the context otherwise requires, (i) all references to Sections contained in this Agreement are references to sections of this Agreement, (ii) words in the singular include the plural and vice versa and (iii) words of any gender include each other gender.  As used in this Agreement, the following words or phrases have the following meanings:  (i) “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”; (ii) “hereby”, “herein”, “hereof”, “hereto”, “hereunder”, and words of similar import refer to this Agreement as a whole and not to any particular provision hereof; and (iii) “or” means “and/or”.  References in this Agreement to any Persons shall include such Persons and their successors and permitted assigns.

ARTICLE II

PURCHASE OF EXISTING TURNKEY PROJECTS; ASSIGNMENT AND ASSUMPTION

Section 2.1       Purchase and Sale On the Subsequent Closing Date, Chapeau agrees to sell all of its right, title and interest in and to the Existing Turnkey Projects identified on Schedule 2.1(a) and for the dollar amounts identified on Schedule 2.1(a) (the “Purchase Price”) and the Company agrees to purchase the Existing Turnkey Projects for such Purchase Price (the “Initial Acquisitions”). The parties acknowledge that payment of the Purchase Price is intended to be: (a) generally in accordance with the Project Funding Schedule set forth in Section 2.3(a)(iii) of this Agreement; and (b) on other terms and conditions mutually agreed to by the parties.  The parties further acknowledge and agree that the Purchase Price was calculated based on a total sales price to the Company, inclusive of all installation, sales or use tax, sales commissions, insurance and any other cost associated with the installation, maintenance and provision of service over the Initial Term of the Existing Turnkey Projects, as is necessary to provide the Company with a projected internal rate of return (“IRR”) of 17% over such Initial Term, with such return taking into effect the specified future cash flows from the Minimum Annual Electric Service and Billing Rate as such terms are defined in the respective DES Agreement for each Existing Turnkey Project.

Section 2.2       Assignment and Assumption. In connection with such purchase and sale, Chapeau agrees to transfer and assign all of its right, title and interest in and to the Existing DES Agreements set forth on Schedule 2.2 and the Company agrees to assume such agreements, subject to Chapeau’s Continuing Service Obligation, as follows:

(a)        Chapeau shall perform Chapeau’s Continuing Service Obligation with respect to each Turnkey Project sold to the Company pursuant to the terms of a S&M Agreement on terms to be mutually agreed, which S&M Agreement shall include the monitoring, operation, service, maintenance and all other support activities to be performed by Chapeau in connection with each such Turnkey Project (collectively, “Chapeau’s Support”).

(b)        Chapeau shall use its best efforts, and, to the extent relevant, the Company shall provide reasonable assistance, to obtain the Customer’s consent to the assignment of all of Chapeau’s rights and obligations under each DES Agreement related to Existing Turnkey Projects.

Section 2.3       Option to Acquire Future Turnkey Projects. In consideration of the transactions contemplated by this Agreement, Chapeau grants to the Company the Future Turnkey Project Option and the Company hereby accepts the grant thereof.

(a)        The Future Turnkey Project Option shall be subject to the following terms and conditions:

(i)         Chapeau agrees to present to the Company detailed information relating to each Future Turnkey Project, including without limitation, the location of the project, the state and county of permitting and installation, the terms of any DES Agreement being negotiated with a potential Customer, the salient terms of the associated S&M Agreement and all other information reasonably requested by the Company (collectively, the “Turnkey Information Package”). Chapeau will use commercially reasonably efforts to originate and negotiate a DES Agreement for each Future Turnkey Project to be offered to the Company that (A) are (i) forms of master agreements with key Customers reasonably and mutually acceptable to the Company and Chapeau, which forms of master agreement can be readily adapted to multiple Customer locations with minimal modifications, solely for location specific data, or (ii) single agreements with Customers reasonably and mutually acceptable to the Company and Chapeau and (B) have a term of 10 years or more, and such other terms as are reasonably and mutually acceptable to the Company and Chapeau.

(ii)        The Company shall have thirty (30) days from the date of receipt of the complete Turnkey Information Package to determine whether to acquire such Future Turnkey Project. If the Company elects not to acquire such Future Turnkey Project then Chapeau may seek financing for that particular project from third party financing sources, provided that the failure of the Company to acquire one or more Future Turnkey Projects shall not alter Chapeau’s obligations under this Section 2.3.

(iii)       If the Company does elect to acquire such Future Turnkey Project, the acquisition thereof shall be on a project funding schedule (“Project Funding Schedule”) based upon a project management plan for each Turnkey Project presented to the Company by Chapeau, which schedule shall project the funding requirements for each aspect of the project (i.e., permitting, engineering, product development, construction, Commissioning, etc.) and, unless otherwise agreed by the parties, shall provide the following purchase price installments according to the following schedule:

(1)      35% shall be paid to Chapeau upon execution of a DES Agreement in respect of such Future Turnkey Project;

(2)      25% shall be paid to Chapeau upon delivery by its third party supplier of the generator and its prime mover engine to Chapeau for assembly;

(3)      20% shall be paid to Chapeau upon successful completion of Chapeau’s factory validation testing in accordance with Chapeau’s then current standard procedures of the assembly of the EnviroGen™ Energy Module(s) or similar products required for the corresponding Turnkey Project;

(4)      10% shall be paid to Chapeau upon delivery of the EnviroGen™ Energy Module(s) or similar products required for such Future Turnkey Project to the Customer’s site; and

(5)      the remaining 10% shall be paid to Chapeau upon Commissioning of such Future Turnkey Project.

(b)        The Company shall be entitled to receive quarterly interest payments on the amounts advanced to Chapeau in accordance with Section 2.3(a), payable in the form of Interest Shares, provided that, interest on such advances shall cease to accrue upon the commissioning of the Turnkey Project in question and the final payment of Interest Shares shall be due within thirty (30) days following the date of such commissioning.

(c)        If the Company experiences a default in or cancellation of a DES Agreement (A) prior to the complete installation of the corresponding Turnkey Project, in the Company’s reasonable  direction Chapeau shall (i) use all reasonable efforts to obtain a new DES Agreement and Customer on terms and with a counterparty reasonably acceptable to the Company or (ii) cancel the DES Agreement or Existing Service Agreement, as applicable, and return to the Company all funds received in connection therewith, net of any offsetting amounts collected by the Company from the Customer pursuant to the terms of the cancelled DES Agreement; or (B) after the Commissioning of the corresponding Turnkey Project, Chapeau will use all reasonable efforts to relocate the affected Turnkey Project and to obtain a new DES Agreement therefor on terms and with a counterparty reasonably acceptable to the Company, provided that all amounts expended by the Company in respect of such terminated Turnkey Project under Section 2.3(a) shall continue to earn interest pursuant to Section 2.3(b) until Chapeau has either fully reimbursed the Company in respect of such expenditures or a replacement Turnkey Project has been selected and Commissioned.

(d)        The Company and Chapeau will execute a Turnkey Project Purchase Agreement with respect to each such Future Turnkey Project to be acquired by the Company, which Agreement will set forth the Project Funding Schedule for such Future Turnkey Project.  In respect of each such Future Turnkey Project, the Parties acknowledge and agree that:

(i)         the sales price to the Company therefor will be an amount calculated to provide the Company a projected IRR of 17% over the Initial Term of the relevant DES Agreement including all installation, sales or use tax, sales commissions, insurance and any other cost associated with the installation, maintenance and provision of service over the Initial Term, taking into effect the specified future cash flows from the Minimum Annual Electric Service and Billing Rate;

(ii)        Chapeau will bear full responsibility with respect to the terms of Chapeau’s Continuing Service Obligation relating to such Future Turnkey Project.

(e)        The Future Turnkey Project Option shall continue until the Company has acquired $300 million in Future Turnkey Projects (the “Funding Threshold”), unless (i) the Company elects to discontinue such acquisitions prior to fulfillment of the Funding Threshold (ii) this Agreement has been terminated.. If the Company and Chapeau have executed Turnkey Project Purchase Agreements equal to or in excess of the Funding Threshold, then the Company shall have the exclusive right to acquire an additional $300 million in Future Turnkey Projects (the “Secondary Funding Threshold”) on terms and conditions substantially similar to those provided for in Section 2.3 of this Agreement except that the sales price to the Company for such Future Turnkey Projects shall provide for a projected IRR to the Company of 15%.  If the Company declines to acquire any such additional Future Turnkey Projects then Chapeau may secure alternative financing for the sale of any such Future Turnkey Projects.  If the Company and Chapeau have executed Turnkey Project Purchase Agreements equal to or in excess of the Secondary Funding Threshold, then the Company shall have the exclusive right to acquire all Turnkey Projects generated by Chapeau for so long as the Company has the financial capability to undertake said transactions, which acquisitions shall be on terms and conditions to be mutually agreed upon by Chapeau and the Company.  If the Company declines to acquire any such additional Turnkey Projects or the parties are unable to reach mutual agreement in respect of the terms of such acquisitions, then Chapeau may secure alternative financing for the manufacture and sale of any such Turnkey Projects.

Section 2.4       The Loan. Subject to the conditions set forth in this Agreement, on the Initial Closing Date, the Company shall make the Loan to Chapeau. Except as otherwise set forth herein, the terms and conditions of the Loan shall be governed by the Note.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Chapeau that:

Section 3.1       Due Organization; Good Standing and Power.  The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Virginia, and has all requisite limited liability company power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

Section 3.2	Authorization; Noncontravention.

(a)        The Company has all necessary limited liability company power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Company of this Agreement and the Transaction Documents to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action on the part of the Company.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by Chapeau, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).  The Transaction Documents to which the Company is a party will upon execution be duly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties thereto, and will constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

(b)        The execution and delivery by the Company of this Agreement and the Transaction Documents to which it is a party do not, and neither the consummation by the Company of the transactions contemplated by this Agreement and the Transaction Documents to which it is a party nor the compliance by the Company with any of the terms or provisions hereof and thereof will, (i) conflict with or violate any provision of the certificate of formation or limited liability company agreement of the Company, or (ii) (x) violate any Law or Order applicable to the Company or any of its properties or assets, or (y) violate or constitute a default under any of the terms, conditions or provisions of any Contract to which the Company is a party or by which any of its properties or assets is bound.

Section 3.3       No Litigation.  There is no action, suit, proceeding, hearing or investigation pending or, to the Company’s actual knowledge, threatened, against the Company or any of its Affiliates that would reasonably be expected to prevent, hinder or delay the consummation of any of the transactions contemplated hereby or that questions the legality or propriety of the transactions contemplated hereby.

Section 3.4       Securities Law Matters.  The Company acknowledges that shares of Common Stock to be issued by Chapeau under this Agreement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or foreign jurisdiction and, unless so registered, may not be offered, sold, transferred, or otherwise disposed of except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable securities laws of any state or foreign jurisdiction.  The Company is acquiring shares of Common Stock for investment and not with a present view to the sale or distribution of them within the meaning of Section 2(11) of the Securities Act.

Section 3.5       No Prior Activity.  The Company was recently formed, has no operations to date and, except as otherwise contemplated by the Transaction Documents, has not incurred any liability or obligation.

Section 3.6       Full Disclosure.  No representation or warranty of the Company contained in this Agreement and no written statement made by or on behalf of the Company to Chapeau pursuant to this Agreement or any of Transaction Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.  There are no facts that the Company has not disclosed to Chapeau which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company.

Section 3.7       Investment Representations.  The Company hereby makes the following representations and warranties with respect to its ownership of the Note, the Option, the Warrant, the Fee and any Interest Shares issuable pursuant to the Note and Common Stock otherwise issueable pursuant to the Registration Rights Agreement (collectively, the “Securities”):

(a)              The Company is familiar with Chapeau’s business affairs, operations and financial condition and has sufficient information about Chapeau to reach an informed and knowledgeable investment decision in the Securities.  The Company is acquiring the Securities for investment for its own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act.

(b)              The Company understands that the Securities have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of its investment intent as expressed herein.

(c)              The Company acknowledges and understands that the Securities must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available.  The Company understands that the certificate evidencing the Securities will be imprinted with a legend which prohibits the transfer thereof unless registered or such registration is not otherwise required in the opinion of legal counsel for the Company, which counsel must be reasonably acceptable to Chapeau.

(d)              The Company is aware of Rule 144 promulgated under the Securities Act which permits limited public resale of securities acquired in a non-public offering subject to the satisfaction of certain conditions.

(e)              The Company is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CHAPEAU

Chapeau represents and warrants to the Company that, except as set forth in the Schedule of Exceptions attached hereto:

Section 4.1       Due Organization; Good Standing and Power.  Chapeau is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Utah, and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  Chapeau is duly authorized to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification or authorization necessary, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have a Material Adverse Effect.

Section 4.2	Authorization; Noncontravention.

(a)        Chapeau has all necessary corporate power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations thereunder, and to consummate the transactions contemplated thereby.  The execution, delivery and performance by Chapeau of the Transaction Documents to which it is a party, and the consummation by Chapeau of the transactions contemplated thereby, have been duly authorized and approved by all necessary action on the part of Chapeau.  This Agreement has been duly executed and delivered by Chapeau and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of Chapeau, enforceable against Chapeau in accordance with its terms, subject to the Bankruptcy and Equity Exception.  The Transaction Documents (other than this Agreement) to which Chapeau is a party will upon execution be duly executed and delivered by Chapeau and, assuming the due authorization, execution and delivery thereof by the other parties thereto, will upon execution constitute the legal, valid and binding obligations of Chapeau, enforceable against Chapeau in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

(b)        None of the execution and delivery of the Transaction Documents by Chapeau, the consummation by Chapeau of the transactions contemplated thereby, or the compliance by Chapeau with any of the terms or provisions thereof will, (i) conflict with or violate any provision of the certificate of incorporation and by-laws of Chapeau, or (ii) (x) violate any Law or Order applicable to Chapeau or any of its properties or assets, (y) require the consent or approval of, or any payment to, any third party or (z) violate, conflict with, or constitute a breach of or default under, any of the terms, conditions or provisions of any Contract to which Chapeau is a party or by which any of its properties or assets is bound, except, in the case of clause (ii), for such violations, consents, approvals, payments, conflicts, breaches or defaults as would not reasonably be expected to have a Material Adverse Effect.

Section 4.3       Capitalization.  The authorized capital stock of Chapeau consists of 325,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”).  As of the date of this Agreement, there are (a) 63,461,089 shares of Common Stock presently issued and outstanding, (b) options, warrants and other contingent securities (collectively, the “Contingent Securities”) to acquire 35,652,773 shares of Common Stock presently issued and outstanding, (c) no shares of Common Stock are reserved for future issuance pursuant to any stock option or stock issuance plan and (d) no shares of Common Stock are held by Chapeau as treasury stock.  All of the issued and outstanding (x) shares of Common Stock and (y) Contingent Securities were duly authorized for issuance and are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights.

Section 4.4       Authorization of Securities.  When issued in accordance with the terms of this Agreement, (a) the Option, (b) the Warrant, (c) the shares of Common Stock issuable as interest on the Note and (d) the shares of Common Stock issuable pursuant to Section 6.1(d) will be duly authorized, validly issued, fully paid and nonassessable, free and clear of all Liens, other than Liens created by the Company.  All such shares of Common Stock have been duly and validly reserved for issuance.

Section 4.5       Financial Statements. Chapeau’s audited balance sheet and statements of income and cash flows as of and for the fiscal years ended June 30, 2004, June 30, 2005 and June 30, 2006 and the unaudited balance sheet and statements of income and cash flows of Chapeau as of and for the six month period ended December 31, 2007 (collectively, the “Financial Statements”) have been prepared from the books and records of account of Chapeau in accordance with GAAP throughout the periods covered thereby, and present fairly and accurately, in all material respects, the financial condition of the Company as of such dates and the results of operations of the Company for such periods. Except for obligations and liabilities reflected in the Financial Statements, Chapeau has no off-balance sheet obligation or liability of any nature (matured or unmatured, fixed or contingent) to, or any financial interest in, any third party or other Person the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by Chapeau.

Section 4.6       No Undisclosed Liabilities.  Except as set forth in Schedule 4.6, Chapeau does not have any Indebtedness or Liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto) other than those (i) specifically reflected on and fully reserved against in the Financial Statements, (ii) incurred in the Ordinary Course of Business since the December 31, 2007 (the “Balance Sheet Date”) or (iii) that are immaterial to Chapeau or that would not reasonably be expected to have a Material Adverse Effect.

Section 4.7       Governmental Approvals.  No consents or approvals of, or filings, declarations or registrations with, any Governmental Body are necessary for the execution and delivery of the Transaction Documents by Chapeau, and the consummation by Chapeau of the transactions contemplated thereby, other than such consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to impair the ability of Chapeau to perform its obligations under the Transaction Documents, or prevent or materially impede, interfere with, hinder or delay the consummation of the Closing.

Section 4.8       Title to Assets; Absence of Liens.  Chapeau has good and valid title to each of the Existing Turnkey Projects, free and clear of all Liens, except Permitted Liens.  Chapeau has the full right to contribute, transfer and assign each of the Existing DES Agreements, free and clear of all Liens, except Permitted Liens. Prior to the acquisition of any Future Turnkey Project by the Company, Chapeau will have good and valid title thereto, free and clear of all Liens, except Permitted Liens.

Section 4.9       Compliance with Laws.

(a)        Chapeau is in compliance with all Laws and Orders as in effect as of the date hereof applicable to the Existing Turnkey Projects and the Existing DES Agreements, including without limitation, and the manufacturing, sale and installation thereof, except where the failure to be in compliance would not have a Material Adverse Effect on Chapeau.  Chapeau has in full force and effect all permits, licenses and authorizations, the absence of which would not reasonably be expected to have a Material Adverse Effect on Chapeau, to perform its obligations under the Existing DES Agreements.

(b)        No Order is in effect, that names Chapeau and is related to any Existing Turnkey Project, that imposes a material obligation on Chapeau and the ongoing ownership and operation of the Existing Turnkey Projects and performance by Chapeau under the Exiting Service Agreements.  Except as set forth on Schedule 4.9(b), there are no Actions pending (to the Knowledge of Chapeau with respect to investigations of Chapeau by any Governmental Bodies) or, to the Knowledge of Chapeau, threatened, against or affecting Chapeau, or to the Knowledge of Chapeau, any of its officers, directors, employees, agents or stockholders in their capacity as such, in each case with respect to the Existing Turnkey Projects and the Existing DES Agreements and, to the Knowledge of Chapeau, there are no facts or circumstances which may give rise to any of the foregoing.

(c)        There are no Actions pending (to the Knowledge of Chapeau with respect to investigations of Chapeau or any other Affiliate of Chapeau by any Governmental Bodies) or, to the Knowledge of Chapeau, threatened, by or against Chapeau with respect to the Transaction Documents, or in connection with any of the Transactions, and Chapeau has no reason to believe there is a valid basis for any such Action.

Section 4.10     Product Warranty; Product Liability.

(a)        The Existing Turnkey Projects conform in all material respects with and to all manufacturer and product specifications, all express and implied warranties and all applicable Laws.  To the Knowledge of Chapeau, Chapeau does not have any material liability for replacement or repair of any such products or other damages in connection therewith or any other customer or product obligations not reserved against on the Financial Statements.  Chapeau has not sold any products or delivered any services that included a warranty for a period of longer than one year.

(b)        To the Knowledge of Chapeau, Chapeau does not have any material liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any of the Existing Turnkey Projects.  To the Knowledge of Chapeau, Chapeau has not committed any act or failed to commit any act, which would result in, and there has been no occurrence which would give rise to or form the basis of, any product liability or liability for breach of warranty (whether covered by insurance or not) on the part of Chapeau with respect to the Existing Turnkey Projects.

Section 4.11     Brokers.  Except for Elisabeth R. Schreiber, whose fees shall be paid by Chapeau at the Closing, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Chapeau in connection with the Transactions, and no Person is entitled to any fee or commission or like payment in respect thereof.

Section 4.12     Full Disclosure.  No representation or warranty of Chapeau contained in this Agreement and no written statement made by or on behalf of Chapeau to the Company pursuant to this Agreement or any of Transaction Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.  There are no facts which Chapeau has not disclosed to the Company which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.13     Location of Collateral and Books and Records.  Schedule 4.13 is a complete list of the locations of the Collateral (other than Inventory in-transit to one of such locations) and of Chapeau’s books and records on and as of the Initial Closing Date.  Schedule 4.13 includes the name and mailing address of the owner thereof.

Section 4.14     Accounts.  Each Account represents a bona fide sale or lease and delivery of goods by Chapeau, or rendition of services by Chapeau in the Ordinary Course of Business.  Each Account is for an amount payable by the Account Debtor thereon on the terms set forth in the invoice therefor, without any offset, deduction, defense or counterclaim except as set forth on Schedule 4.14.  No payment has been received, and no material credit, discount or extension or agreement has been granted, on any Account except as set forth on Schedule 4.14.  All goods described in any invoice representing a sale of goods have been delivered to the Account Debtor named therein and all services of Chapeau described in each invoice representing services have been or will be performed.

Section 4.15     Tax Matters.  Except as set forth on Schedule 4.15:

(a)              (i) All Tax Returns required to be filed by Chapeau have been timely filed; (ii) all such Tax Returns are true and complete in all material respects; (iii) all Taxes (whether or not reflected on such Tax Returns) due by or with respect to Chapeau, chargeable as an Lien upon the assets of Chapeau, claimed to be due by any Tax Authority or that may become due by Chapeau with respect to any period (or portion thereof) ending on or before the Initial Closing Date have been paid or have been adequately reserved for in the books and records of Chapeau in accordance with GAAP; and (iv) Chapeau has duly and timely withheld all Taxes required to be withheld and such withheld Taxes have been either duly and timely paid to the proper Tax Authority or properly set aside in accounts for such purpose.

(b)              No Taxes on or in respect of Chapeau are currently under audit, examination or investigation by any Tax Authority.  No Tax Authority is now asserting, or to Chapeau’s Knowledge, threatening to assert against Chapeau, any deficiency or claim for Taxes or any adjustment to Taxes, and no circumstances exist to form the basis for asserting or raising such a claim or deficiency.

(c)              No written claim against or in respect of Chapeau (other than a claim that has been finally settled) has been made in the last three years by any Tax Authority in a jurisdiction where Chapeau does not file Tax Returns or pay or collect Taxes in respect of a particular type of Tax imposed by such jurisdiction that Chapeau is or may be subject to an obligation to file Tax Returns or pay or collect Taxes in respect of such Tax in such jurisdiction.

(d)              Chapeau (i) is not a party to or bound by, and does not have any obligation under, any Tax allocation, sharing, indemnity or similar Contract or arrangement, (ii) is not and has never been a member of any consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes, (iii) is not otherwise liable for the Taxes of any other Person as a transferee, successor or otherwise and (iv) has not received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the IRC, or any predecessor provision or any similar provision of state or local law.

(e)              There are no Liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of Chapeau, except for Permitted Liens.

Section 4.16     Employee Benefits.  Schedule 4.16 contains a list of each of Chapeau’s Benefit Plans.  There is no “Multiemployer Plan,” as defined in ERISA, under which any employee of the Business has any present or future right to benefits or under which Chapeau has any present or future liability.  Any and all contributions, including salary deferrals, required to be made under the terms of Chapeau Benefit Plans as of the date of this Agreement have been made in a timely fashion. No such Benefit Plan provides for, and no written or oral agreements have been entered into promising or guaranteeing, the continuation of medical, dental, vision, life or disability insurance coverage for any employees of Chapeau or their beneficiaries for any period of time beyond the earlier of (i) the end of the current plan year or (ii) the termination of employment (except to the extent of coverage required under Title I, Part 6 of ERISA. For purposes of this Section 4.16, the term “Benefit Plans” includes “qualified” retirement plans under Code Section 401(a), non-qualified deferred compensation plans, supplemental executive retirement plans and welfare benefit plans, as defined in ERISA.

Section 4.17     Absence of Certain Changes.  Except as set forth on Schedule 4.17 or as otherwise contemplated by this Agreement, since the Balance Sheet Date, there has not been:

(a)              any material damage, destruction, casualty or other similar occurrence or event (whether or not insured against) to the assets of Chapeau;

(b)              any Liens attached to any of the assets of Chapeau not in the Ordinary Course of Business;

(c)              any incurrence or creation of any liability, obligation or other Contract in excess of $150,000 by Chapeau, except unsecured trade payables incurred in the Ordinary Course of Business;

(d)              any purchase, sale, transfer, assignment or other disposition by Chapeau of any assets in excess of $150,000 not in the Ordinary Course of Business;

(e)              any entry into, termination of or receipt of notice of termination of any Contract with any supplier, vendor, dealer, distributor or sales representative by Chapeau (other than purchase orders entered into or terminated in the Ordinary Course of Business;

(f)               any change by Chapeau of its accounting methods, practices, policies or procedures which were not or consented to by Chapeau’s accountants, or otherwise made in accordance with generally accepted accounting principles in the United States;

(g)              any amendment or change to the organizational documents of Chapeau;

(h)              with the exception of any transaction contemplated by this Agreement or the Transaction Documents, any transaction by Chapeau with any officer, manager, member or Affiliate of Chapeau other than the payment of compensation in the Ordinary Course of Business;

(i)               any Contract entered into by Chapeau otherwise obligating it to do any of the foregoing.

Section 4.18	Contracts; No Defaults.

(a)              Schedule 4.18(a) contains a true and complete list of each Material Contract.  For purposes of this Agreement, a “Material Contract” shall mean any Contract to which Chapeau is a party, including each Existing Service Agreement, other than a Contract that (i) pursuant to its terms, has expired, has been terminated or has been fully performed by the parties thereto, and Chapeau has no liability (contingent or otherwise) thereunder, (ii) is cancelable by Chapeau upon 30 days’ or less notice, without any penalty or other financial obligation, and that involves payments to or from Chapeau of less than $100,000 in such 30-day period, or (iii) involves annual aggregate payments to or from Chapeau of $200,000 or less.  True and complete copies (or, if oral, full written descriptions) of all Material Contracts, including all amendments thereto, have been delivered to the Company.

(b)              Except as set forth on Schedule 4.18(b):

(i)         each Material Contract is a valid and binding obligation of Chapeau and, to Chapeau’s Knowledge, is a valid and binding obligation of the other party thereto;

(ii)        neither Chapeau nor, to Chapeau’s Knowledge, any other party thereto is in material violation of or in material default in respect of, nor has there occurred an event or condition by or on behalf of Chapeau or, to Chapeau’s Knowledge, by or on behalf of any other party that, with the passage of time or giving of notice or otherwise, could constitute a material default under or permit the termination of any Material Contract;

(iii)        no event or condition has occurred or is alleged to have occurred regarding the actions of Chapeau or, to Chapeau’s Knowledge, any other Person that constitutes or (with the passage of time or giving of notice or otherwise) could constitute a basis of force majeure or other claim of excusable delay, nonperformance or accelerated or increased rights by Chapeau or any other Person under any Material Contract;

(iv)        Chapeau has not given to or received from any other Person any written notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential material violation or breach of, or material default under, any Material Contract; and

(v)        the enforceability of any Material Contract will not be affected in any manner by the execution, delivery and performance of this Agreement, and no Material Contract contains any change in control or other terms and conditions that will (with or without obtaining consent or waiver) become applicable or inapplicable as a result of the consummation of the Contemplated Transactions.

Section 4.19	Insurance.

(a)              Schedule 4.19(a) sets forth (i) a true and complete list of all insurance currently in force that covers or purports to cover risks or losses to or associated with the Business (collectively, the “Policies”); and (ii) with respect to each Policy, the names of the insured and all additional insureds thereunder, a description of the insured loss coverage, the expiration date and time of coverage, the dollar limitations of coverage and a general description of each deductible feature thereof.

(b)             Except as set forth on Schedule 4.19(b), (i) Chapeau is, and has been continuously since January 1, 2006, insured with financially responsible insurers or under other financially responsible arrangements in such amounts and against such risks and losses as are customary for companies engaged in a similar business and acting in accordance with reasonably prudent business practice; (ii) the Policies are in full force and effect in accordance with their respective terms, no notice of cancellation has been received by Chapeau; and (iii) all premiums due under the Policies have been paid (without regard to grace periods).

Section 4.20	Environmental Compliance. Except as set forth on Schedule 4.20:

(a)              The Business of Chapeau is being conducted in compliance in all material respects with, and Chapeau is not subject to any actual or potential liability pursuant to, any Environmental Laws. There are no conditions or circumstances that would either prevent the continued and uninterrupted operation of the Business in compliance in all material respects with Environmental Laws after the Closing or require additional material capital expenditures in order to maintain the continued and uninterrupted operation of the Business in compliance in all material respects with Environmental Laws after the Closing.

(b)              Chapeau has not received any form of notice or inquiry from any Governmental Body relating to any actual or potential Environmental, Health and Safety Liability at any Existing Turnkey Project location.

(c)              The use and operation of an Existing Turnkey Project by a Customer (i) will not expose any Person to any Hazardous Substance in violation of, and (ii) will be in material compliance with, all applicable Environmental Laws.

Section 4.21     Intellectual Property. Schedule 4.21 sets forth all Intellectual Property owned or used by Chapeau and which are necessary to conduct the Business as currently conducted.  To Chapeau's Knowledge, (i) no infringement exists by on the intellectual property rights of any other Person that results in any way from the operations of the Business, and (ii) there is no infringing use of any of the Intellectual Property owned by Chapeau by any other Person.  No Orders or proceedings are pending, or to Chapeau's Knowledge, threatened, against Chapeau that challenge the validity of, or Chapeau’s ownership of or right to use, any of the Intellectual Property.

ARTICLE V

COLLATERAL

Section 5.1       Security Interest.  As security for the payment and performance of the Secured Obligations, Chapeau hereby grants to the Company a continuing security interest, lien and collateral assignment in and to all of Chapeau’s personal property, including without limitation all of Chapeau’s right, title and interest in and to all of the following, in each case both now owned and hereafter acquired: all Accounts, Inventory (including, without limitation, Inventory in transit), Equipment, General Intangibles, Chattel Paper, Letter of Credit Rights, Intellectual Property, Instruments, Documents and documents of title, Investment Property, Deposit Accounts, Commercial Tort Claims (including, without limitation, those listed on Schedule 5.1), money, cash, cash equivalents, securities and other property of any kind (to the extent such other property is at any time held directly or indirectly by the Company or any Affiliate), all books and records, whether in tangible or intangible form, and all accessions to, substitutions for and replacements, products and proceeds of any of the foregoing (collectively, the “Collateral”).  The Company’s Liens shall continue in full force and effect in all Collateral until the Secured Obligations have been fully paid, at which time the Company will use all commercially reasonable efforts to terminate as promptly as reasonable the security interest, lien and collateral assignment granted pursuant to this Agreement.

Section 5.2       Perfection and Protection of the Company’s Security Interest.  Chapeau shall perform, at its expense, all action reasonably requested by the Company at any time to perfect, maintain, protect and enforce the Company’s Liens.  If at any time any Collateral is located on any leased premises not owned by Chapeau, then Chapeau shall, at the request of the Company, obtain written landlord lien waivers or subordinations with respect to such Collateral, in form and substance satisfactory to the Company.  If any Collateral is at any time in the possession or control of any warehouseman, bailee, processor or any other Person other than Chapeau, then Chapeau shall notify the Company thereof and shall, at the request of the Company, notify such Person (in form and substance reasonably satisfactory to the Company) of the Company’s Liens in such Collateral and instruct such Person to hold all such Collateral for the Company’s account subject to the Company’s instructions.

Section 5.3       First Priority.  Chapeau agrees that the Company’s Liens shall at all times be and remain first, prior and senior to any other interests in the Collateral, except as may be expressly agreed otherwise by the Company in writing.

Section 5.4       Collateral Proceeds Management.  Following an Event of Default and the acceleration by the Company of the payment of the Secured Obligations, all collections and proceeds of Collateral shall be subject to an express trust for the benefit of the Company, and shall be delivered to the Company for application to the Obligations as follows:

(a)        Chapeau shall establish a lock-box service for collections of Accounts at a commercial bank acceptable to the Company and subject to a collection account agreement by such bank providing, among other things, that (i) all items of payment received in such lock-box are received by such bank for the Company, (ii) such bank has no rights of setoff or recoupment or any other claim against such items (other than for payment of its service fees and other charges directly related to the administration of such lock-box), and (iii) such bank will immediately deposit all such collections to an account of the Company.  Chapeau shall instruct all Account Debtors in writing to cause, and otherwise take reasonable steps to cause, all payments to be delivered directly to the address established for such lock-box service.

(b)        Chapeau will not use, dispose, withhold or otherwise exercise dominion over any proceeds of Collateral.  If Chapeau at any time receives any proceeds of Collateral, it shall receive such proceeds as the Company’s trustee and shall immediately deliver such proceeds to the Company in their original form duly endorsed in blank or to the order of the Company.

Section 5.5       Examinations; Inspections; Verifications.  The Company shall have the right at any time upon 2 Business Days prior notice to Chapeau to conduct field examinations to inspect the Collateral and to inspect, audit and copy Chapeau’s books and records relating to the Collateral or the Business.  Following an Event of Default and acceleration of the Secured Obligations and during the continuation thereof or following the reasonable request of the Company, the Company is authorized to discuss Chapeau’s affairs with any Person (other than a direct competitor of Chapeau), including without limitation employees of Chapeau, as the Company may deem necessary in relation to the Collateral, Chapeau’s business or financial condition or the Company’s rights under this Agreement.  Chapeau agrees to pay the Company’s then customary charge for field examinations and audits and the preparation of reports thereof performed or prepared at any time following the occurrence of an Event of Default and during the continuance thereof.

Section 5.6       Right to Cure.  The Company may, in its sole and absolute discretion, pay any amount or do any act required of Chapeau hereunder or under any other Loan Document in order to preserve, protect, maintain or enforce the Collateral or the Company’s Liens, and which Chapeau fails to pay or do, including payment of any judgment lien, insurance premium, charge, landlord’s or bailee’s claim on or with respect to the Collateral.  All payments that the Company makes under this Section 5.6 and all out-of-pocket costs and expenses that the Company pays or incurs in connection therewith shall be paid or reimbursed to the Company on demand upon receipt of reasonable proof thereof.  Any action taken by the Company under this Section 5.6 shall not waive any Default or Event of Default or any rights of the Company with respect thereto.

Section 5.7       Power of Attorney.  Following an Event of Default and during the continuation thereof, Chapeau hereby irrevocably appoints the Company as Chapeau’s agent and attorney-in-fact to take any action necessary to preserve and protect the Collateral and the Company’s interests under the Loan Documents or to sign and file any document necessary to perfect the Company’s Liens.  Without limiting the foregoing, the Company shall have the right at any time to take any of the following action, in its own name or in the name of Chapeau: (i) make written or verbal requests for verification of the validity, amount or any other matter relating to any Collateral from any Person, (ii) endorse Chapeau’s name on checks, instruments or other evidences of payment on Collateral, (iii) sign and file, in Chapeau’s name or in the Company’s name as secured party, any proof of claim or other document in any bankruptcy proceedings of any Account Debtor or obligor on Collateral, (iv) access, copy or utilize any information recorded or contained in any computer or data processing equipment or system maintained by Chapeau in respect of the Collateral, (v) open mail addressed to Chapeau and take possession of checks or other proceeds of Collateral for application in accordance with this Agreement, (vi) notify any or all Persons which the Company believes may be Account Debtors or obligors on Collateral to make payment directly to the Company, for the account of Chapeau, (vii) redirect the deposit and disposition of collections and proceeds of Collateral, provided, that such proceeds shall be applied to the Secured Obligations as provided by this Agreement, (viii) settle, adjust, compromise or discharge Accounts or extend time of payment upon such terms as the Company may reasonably determine, (ix) notify post office authorities, in the name of Chapeau or in the name of the Company, as secured party, to change the address for delivery of Chapeau’s mail to an address designated by the Company, (x) sign Chapeau’s name on any invoice, bill of lading, warehouse receipt or other document of title relating to any Collateral and (xi) clear Inventory through customs in Chapeau’s name, in the Company’s name as secured party or in the name of the Company’s designee, and to sign and deliver to customs officials powers of attorney in Chapeau’s name for such purpose. The powers granted under this Section 5.7 are coupled with an interest and are irrevocable until all Secured Obligations have been paid in full.  Costs and expenses incurred by the Company in connection with any of such actions by the Company, including reasonable attorneys’ fees and reasonable out-of-pocket expenses, shall be reimbursed to the Company on demand.

Section 5.8       Preservation of the Company’s Rights.  To the extent allowed by law, and unless the Collateral is in the possession of the Company, neither the Company nor any of its officers, directors, employees or agents shall be liable or responsible in any way for the safekeeping of any Collateral or for any act or failure to act with respect to the Collateral, or for any loss or damage thereto or any diminution in the value thereof, or for any act by any other Person.  In the case of any instruments and chattel paper included within the Collateral, the Company shall have no duty or obligation to preserve rights against prior parties.  The Secured Obligations shall not be affected by any failure of the Company to take any steps to perfect its security interests or to collect or realize upon the Collateral, nor shall loss of or damage to the Collateral release Chapeau from any of the Secured Obligations.

ARTICLE VI

CONDITIONS

Section 6.1       Conditions Precedent to the Initial Acquisitions and the Loan.  The obligation of the Company to make the Initial Acquisitions and the Loan under this Agreement is subject to the fulfillment, to the Company’s reasonable satisfaction, of each of the following conditions precedent:

(a)        The Company shall have received each of the following, in each case in form and substance reasonably satisfactory to the Company:

(i)         A copy of the organizational documents of Chapeau, and all amendments thereto, accompanied by the certificate of the appropriate Governmental Authority of Chapeau’s jurisdiction of incorporation bearing a current date acceptable to the Company, to the effect that such copy is correct and complete and that Chapeau is duly organized and validly existing in such jurisdiction;

(ii)         Certification by the appropriate Governmental Authority, bearing a current date acceptable to the Company, to the effect that Chapeau is in good standing and qualified to transact business in Chapeau’s jurisdiction of incorporation and in each other jurisdiction where Chapeau is qualified to do business;

(iii)        (A) a copy of the bylaws or similar governing document of Chapeau, and all amendments thereto, (B) certification of the name, signature and incumbency of all officers of Chapeau who are authorized to execute any Transaction Document on behalf of Chapeau and (C) a copy of authorizing resolutions approving this Agreement and the other Transaction Documents to be executed and delivered by Chapeau, authorizing the transactions contemplated thereby, and authorizing and directing a named officer or officers of Chapeau to sign and deliver all Transaction Documents to be executed by Chapeau, duly adopted by Chapeau’s board of directors, all accompanied by a certificate from the Chief Executive Officer of Chapeau dated as of the Initial Closing Date to the effect that each such item is true and complete and in full force and effect as of the Initial Closing Date;

(iv)        This Agreement, duly executed by Chapeau;

(v)         The Note, the Option, the Warrant and the Registration Rights Agreement, each duly executed Chapeau;

(vi)        Evidence of insurance in compliance with the requirements of this Agreement together with loss payable and additional insured endorsements in favor of the Company;

(vii)       A closing certificate, certifying to the satisfaction of conditions precedent specified by this Section 6.1, duly executed by the Chief Executive Officer;

(viii)      UCC-3 termination statements, partial releases or such other releases may be required by the Company with respect to the Collateral;

(ix)       Copies of the Financial Statements duly certified by the Chief Financial Officer thereof;

(x)        A Trademark Security Agreement, duly executed;

(xi)       A Patent Security Agreement, duly executed.

(b)        An opinion of counsel for Chapeau, in form and substance reasonably satisfactory to the Company, and an opinion of special Utah counsel for Chapeau, in form and substance reasonably satisfactory to the Company; and

(c)        Chapeau shall have paid all expenses of the Company incurred in connection with the Transaction.

Section 6.2       Conditions Precedent to all Future Acquisitions.  In addition to the conditions precedent specified by Section 6.1, the obligation of the Company to acquire any Future Turnkey Project shall be subject to the following conditions precedent:

(a)        All representations and warranties in this Agreement shall be true and correct in all material respects on and as of the date of the  acquisition of such Future Turnkey Project, as though made on and as of such date (except to the extent any such representations and warranties relate solely to an earlier date);

(b)        No Default or Event of Default shall have occurred and be continuing on the date of such acquisition; and

(c)        No Material Adverse Effect shall have occurred. Conditions Precedent to Chapeau.

Section 6.3       Conditions Precedent to Chapeau.   The obligations of Chapeau to consummate the transactions contemplated by this Agreement is subject to the fulfillment, to Chapeau’s reasonable satisfaction, of each of the following conditions precedent.  Chapeau shall have received each of the following, in each case in form and substance reasonably satisfactory to Chapeau:

(a)        A copy of the organizational documents of the Company, and all amendments thereto, accompanied by the certificate of the appropriate Governmental Authority of the Company’s jurisdiction of organization bearing a current date acceptable to Chapeau, to the effect that such copy is correct and complete and that the Company is duly organized and validly existing in such jurisdiction;

(b)        Certification by the appropriate Governmental Authority, bearing a current date acceptable to the Chapeau, to the effect that the Company is in good standing and qualified to transact business in Company’s jurisdiction of organization and in each other jurisdiction where the Company is qualified to do business;

(c)        (A) a copy of the governing documents of Company, and all amendments thereto, (B) certification of the name, signature and incumbency of all representatives of the Company who are authorized to execute any Transaction Document on behalf of the Company, and (C) a copy of authorizing resolutions approving this Agreement and the other Transaction Documents to be executed and delivered by the Company, authorizing the transactions contemplated thereby, and authorizing and directing a named manager or managers of the Company to sign and deliver all Transaction Documents to be executed by the Company, duly adopted by the Company’s governing body, all accompanied by a certificate from a Manager of the Company dated as of the Initial Closing Date to the effect that each such item is true and complete and in full force and effect as of the Initial Closing Date;

(d)        This Agreement, duly executed by the Company; and

(e)        The Option, the Warrant, the Registration Rights Agreement, each duly executed by the Company.

ARTICLE VII

COVENANTS

Through and until the payment and performance in full of the Secured Obligations, unless otherwise consented to by the Company, which consent shall not be unreasonably withheld, Chapeau agrees as follows:

Section 7.1       Existence and Good Standing.  Each of Chapeau and its Subsidiary shall maintain its existence and its qualification and good standing in all jurisdictions in which the failure to maintain such qualification or good standing would reasonably be expected to have a Material Adverse Effect.

Section 7.2       Fundamental Changes.  Neither Chapeau nor any Subsidiary shall enter into any Change of Control or wind-up, liquidate or dissolve.  Chapeau will not change its name, its jurisdiction of organization, organizational type or location of its chief executive office unless it gives the Company at least thirty (30) days’ prior written notice thereof and executes all documents that the Company reasonably requests in connection therewith.

Section 7.3       Compliance with Laws.  Each of Chapeau and its Subsidiary shall comply in all material respects with all applicable requirements of Law.  Without limiting the foregoing, Chapeau will timely file all tax returns, timely pay all taxes due and payable by Chapeau (except such taxes as may be contested in good faith by appropriate proceedings, provided that adequate reserves shall be maintained as are appropriate according to GAAP and no Lien (other than a Permitted Lien) results from any non-payment, make all required withholding and other tax deposits, and establish adequate reserves for payment of all such items.

Section 7.4       Books and Records.  Chapeau shall maintain at all times correct and complete books and records in which complete, correct and timely entries are made of its transactions in accordance with GAAP applied consistently with the audited financial statements required to be delivered pursuant to Section 7.5.

Section 7.5       Financial Reporting.  Chapeau will furnish to the Company the following information, all of which shall be kept confidential by the Company:

(a)        As soon as available, but in any event not later than date on which annual financial statements must be filed by Chapeau with the Commission, consolidated audited and consolidating audited balance sheets, and statements of income and expense, cash flow and of stockholders’ equity for Chapeau and its Subsidiary for such fiscal year, and the accompanying notes thereto, prepared in accordance with GAAP, which present fairly the financial position and results of operations of Chapeau and its consolidated Subsidiary as of the date thereof and for the fiscal year then ended.  Such statements shall be examined in accordance with generally accepted auditing standards by independent certified public accountants selected by Chapeau.  Upon the occurrence of an Event of Default, Chapeau hereby authorizes the Company to communicate directly with its certified public accountants and, by this provision, authorizes such accountants to disclose to the Company any and all financial statements and other supporting financial documents and schedules relating to Chapeau and to discuss directly with the Company the finances and affairs of Chapeau.

(b)        As soon as available, but in any event not later than date on which quarterly financial statements must be filed by Chapeau with the Commission consolidated and consolidating unaudited balance sheets and statements of income and expense, cash flow and of stockholders’ equity for Chapeau and its consolidated Subsidiary as of the end of such quarter and the accompanying notes thereto, if any, , which present fairly the financial position and results of operations of Chapeau and its consolidated Subsidiary as of the date thereof and for the quarter then ended;

(c)        As soon as available, but in any event not later than thirty (30) days after the end of each calendar month, consolidated and consolidating unaudited balance sheets of Chapeau and its consolidated Subsidiary as of the end of such month, and consolidated and consolidating unaudited statements of income and expense for Chapeau and its consolidated Subsidiary for such month and for the period from the beginning of the fiscal year to the end of such month, all in reasonable detail, fairly presenting the financial position and results of operations of Chapeau and its consolidated Subsidiary as of the date thereof and for such periods.

(d)        With each of the annual audited financial statements delivered pursuant to Section 7.5(a), and with each of the quarterly and monthly unaudited financial statements delivered pursuant to Sections 7.5(b) and (c), a Compliance Certificate duly executed by the chief financial officer of Chapeau (i) setting forth in reasonable detail the calculations required to establish that Chapeau was in compliance with the covenants, if any, set forth in Section 7.23 during the period covered in such financial statements and as of the end thereof and (ii) stating that, except as explained in reasonable detail in such certificate (A) all of the representations and warranties of Chapeau contained in this Agreement and the other Transaction Documents are correct and complete in all material respects as at the date of such certificate as if made at such time, except for those that speak as of a particular date, (B) Chapeau is, at the date of such certificate, in compliance in all material respects with all of its respective covenants and agreements in this Agreement and the other Transaction Documents and (C) no Default or Event of Default then exists or existed during the period covered by such financial statements.  If such certificate discloses that a representation or warranty is not correct or complete, or that a covenant has not been complied with, or that a Default or Event of Default existed or exists, such certificate shall set forth what action Chapeau has taken or proposes to take with respect thereto.

(e)        As soon a practicable after approval by Chapeau’s Board of Directors, but in no event later than ninety days after the beginning of each fiscal year, annual forecasts (to include forecasted consolidated and consolidating balance sheets, statements of income and expenses and statements of cash flow) for Chapeau and its Subsidiary as of the end of and for each month of such fiscal year.

(f)         As soon as available, but in any event not later than five (5) Business Days after Chapeau’s receipt thereof, a copy of all management reports and management letters prepared for Chapeau by any independent certified public accountants of Chapeau.

(g)        Promptly after filing, a copy of each federal and state income tax return filed by Chapeau.

(h)        Such additional information as the Company may from time to time reasonably request regarding the financial and business affairs of Chapeau or any of its Subsidiary.

Section 7.6       Notification to the Company.  Chapeau shall notify the Company in writing immediately (a) after becoming aware of any Default or Event of Default, or if Chapeau reasonably expects that any Default or Event of Default will occur, (b) after becoming aware of any event or circumstance, including without limitation any pending or threatened action, suit or claim by any Person, any pending or threatened investigation by a Governmental Authority or any violation of any requirement of Law, that would be treated as a contingent liability of Chapeau under GAAP and is in an amount in excess of $250,000 or would be reasonably expected to result in a Material Adverse Effect and (c) immediately if its board of directors or other governing body authorizes the filing by Chapeau of a petition in bankruptcy.  Each notice given shall describe the subject matter thereof in reasonable detail and specify the action that Chapeau or its Subsidiary, as applicable, has taken or proposes to take with respect thereto.

Section 7.7       Collateral Locations.  Except for Inventory in transit to Chapeau in the Ordinary Course of Business, Chapeau will not maintain any Collateral at any location other than those locations listed on Schedule 7.7 unless it gives the Company at least thirty (30) days’ prior written notice thereof (with the delivery of each Turnkey Information Package constituting prior written notice with respect to any Collateral to be installed and maintained at such Future Turnkey Project site) and delivers or causes to be delivered to the Company all documents that the Company reasonably requests in connection therewith, including without limitation, in the case of any leased location, an access and waiver agreement, signed by the owner of such location, in form and substance reasonably satisfactory to the Company.

Section 7.8       Use of Proceeds.  Chapeau will not use any proceeds of the Loan, directly or indirectly, for any purpose other than (a) on the Agreement Date, to pay transactional fees, costs and expenses incurred in connection with the Transaction Documents, (b) on the Agreement Date and thereafter, for working capital in connection with the growth and expansion of the Business and (c) those items listed on Schedule 7.8.  Chapeau will not use any proceeds of the Loan, directly or indirectly, to purchase or carry margin stock, repay or otherwise refinance indebtedness incurred to purchase or carry margin stock or to extend credit for the purpose of purchasing or carrying any margin stock.

Section 7.9       Business.  Chapeau will not engage, directly or indirectly, in any line of business other than the energy and energy management business.

Section 7.10     Liens.  Neither Chapeau nor its Subsidiary shall create, incur, assume, or permit to exist any Lien on any property now owned or hereafter acquired by any of them, except Permitted Liens.

Section 7.11     Accounts.  If Chapeau becomes aware of any matter adversely affecting the collectability of any Account involving an amount greater than $250,000, including information regarding the Account Debtor’s creditworthiness, Chapeau will promptly so advise the Company.  Chapeau will promptly notify the Company of all disputes and claims in excess of $250,000 with respect to any Account Debtor.  No material discount, credit or allowance shall be granted to any such Account Debtor without the Company’s prior written consent.

Section 7.12     Inventory.  Inventory shall be held for sale in the Ordinary Course of Business, and is and will be fit for such purpose.  Chapeau will keep the Inventory in good and marketable condition, at its own expense.

Section 7.13     Equipment.   All Equipment will be used or held for use in the Ordinary Course of Business and shall be maintained in good operating condition and repair, ordinary wear and tear excepted.  Current maintenance records will be maintained on all Equipment and made available to the Company upon request.  Chapeau will not alter or remove any identifying symbol or number on any Equipment.

Section 7.14     Insurance.  Chapeau shall keep and maintain adequate insurance with respect to the Business and all Collateral, written by insurers reasonably acceptable to the Company.  Such insurance shall be with respect to loss, damages, and liability of amounts acceptable to the Company and shall include, at minimum, business interruption, workers compensation, general premises liability, fire, theft, casualty and all risk.  Chapeau will make timely payment of all premiums required to maintain such insurance in force.  Chapeau shall cause the Company to be an additional insured and loss payee under all policies of insurance covering any of the Collateral, to the extent of the Company’s interest, in form reasonably satisfactory to the Company.  All insurance proceeds received from any casualty to any of the Collateral shall either be (a) used to replace such damaged Collateral or (b) paid to the Company and shall be applied in reduction of the Secured Obligations unless otherwise agreed by the Company.  Chapeau shall deliver copies of each insurance policy to the Company upon request.

Section 7.15     Disposition of Property.  Neither Chapeau nor its Subsidiary will transfer, sell, assign, lease or otherwise dispose of any of its property, or agree to do any of the foregoing, except (a) the use of money or cash equivalents, not constituting proceeds of Collateral, in the Ordinary Course of Business and in a manner that is not prohibited by this Agreement, (b) sale of Inventory in the Ordinary Course of Business and (c) sale or other disposition of Equipment in the Ordinary Course of Business that is obsolete or no longer useable in the Business.

Section 7.16     Sale and Leaseback. Neither Chapeau nor its Subsidiary shall directly or indirectly enter into any arrangement with any Person providing for Chapeau or such Subsidiary to lease or rent property that Chapeau or such Subsidiary has sold or will sell or otherwise transfer to such Person.

Section 7.17     Distributions. Neither Chapeau nor its Subsidiary shall directly or indirectly declare or make, or incur any liability to make, any Distribution, except Distributions to Chapeau by its Subsidiary.

Section 7.18     Restricted Investments.  Neither Chapeau nor its Subsidiary shall make any Restricted Investment.

Section 7.19     Guaranties.  Neither Chapeau nor its Subsidiary shall make, issue or be or become liable on any Guaranty, except in favor of the Company.

Section 7.20     Indebtedness.  Neither Chapeau nor its Subsidiary shall incur or maintain any Indebtedness, other than (a) the Note, (b) trade payables and contractual obligations to suppliers and customers arising in the Ordinary Course of Business, (c) Indebtedness described on Schedule 7.20 and (d) Indebtedness arising in respect of any Turnkey Project not purchased by the Company, so long as the terms of such Indebtedness are reasonably acceptable to the Company and do not include any Liens on any of the existing Collateral.

Section 7.21     Transactions with Affiliates.    Except as otherwise contemplated by this Agreement, Chapeau will not engage in any transaction with any Affiliate except in the Ordinary Course of Business and in amounts and upon terms no less favorable to Chapeau than would be obtained in a comparable arm’s-length transaction with a Person who is not an Affiliate.

Section 7.22     New Subsidiaries.  Chapeau shall not, directly or indirectly, organize, create, acquire or permit to exist any Subsidiary other than those listed on Schedule 7.22.

Section 7.23     Financial Covenants.  At such time as Chapeau has positive operating cash flow, the Parties shall negotiate in good faith standard and customary financial covenants for inclusion in this Article 7, such covenants to include without limitation, debt service and tangible net worth tests.

Section 7.24     Subordinated Indebtedness.  Chapeau will not make any payment on account of subordinated Indebtedness unless and except (a) to the extent such payment is expressly permitted by the terms of a subordination agreement reasonably acceptable to the Company applicable to such Indebtedness or (b) such subordinated indebtedness is outstanding as of the Initial Closing Date and is otherwise disclosed on Schedule 7.19.

Section 7.25     Further Assurances.  Chapeau shall execute and deliver, or cause to be executed and delivered, to the Company such documents and agreements, and shall take or cause to be taken such actions, as the Company may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1       Events of Default.  Each of the following shall constitute an “Event of Default” under this Agreement:

(a)        any failure by Chapeau to timely pay any amount due under the Note within five (5) Business Days of its due date;

(b)        any representation or warranty made by Chapeau in this Agreement or any other Transaction Document or any financial statement furnished by Chapeau to the Company shall prove to be untrue in any material respect as of the date on which made or furnished, provided that, Chapeau shall have thirty (30) days from the date of its actual knowledge of the breach of such representation or warranty to cure such breach if such breach is capable of a cure;

(c)        any material noncompliance or material breach of any requirement contained in;

(i)        Article VII, and such failure continues for a period of ten (10) days after the earlier of Chapeau’s actual knowledge thereof or written notice thereof by the Company to Chapeau;

(ii)       any other provision of this Agreement, and such failure continues for a period of thirty (30) days after the earlier of Chapeau’s actual knowledge thereof or written notice thereof by the Company to Chapeau;

(d)        Chapeau or its Subsidiary shall (i) file a voluntary petition in bankruptcy or otherwise commence any action or proceeding seeking reorganization, arrangement or readjustment of its debts, or consent to or acquiesce in any such petition, action or proceeding; (ii) apply for or acquiesce in the appointment of a receiver, assignee, liquidator, custodian, trustee or similar officer for it or for all or any part of its property; (iii) make an assignment for the benefit of creditors; or (iv) be unable generally to pay its debts as they become due;

(e)        an involuntary petition shall be filed or an action or proceeding otherwise commenced seeking relief under the Bankruptcy Code or seeking any reorganization, arrangement, consolidation or readjustment of the debts of Chapeau or its Subsidiary under any other bankruptcy or insolvency law;

(f)         a receiver, assignee, liquidator, custodian, trustee or similar officer shall be appointed for Chapeau or its Subsidiary;

(g)        Chapeau or its Subsidiary shall file a certificate of dissolution or shall be liquidated, dissolved or wound-up or shall commence or have commenced against it any action or proceeding for dissolution, winding-up or liquidation, or shall take any action in furtherance thereof;

(h)        Default shall occur with respect to any indebtedness for borrowed money (other than the Secured Obligations) of Chapeau or its Subsidiary in an outstanding principal amount which exceeds $500,000 and which indebtedness Chapeau does not reasonably dispute in good faith, and such default shall continue for more than the period of grace, if any, therein with respect thereto, if the effect thereof (with or without the giving of notice or further lapse of time or both) is to accelerate, or to permit the holder of any such Indebtedness to accelerate, the maturity of any such Indebtedness, or any such Indebtedness shall be declared due and payable or be required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof;

(i)         one or more final, non-appealable judgments, orders, decrees or arbitration awards is entered against Chapeau involving in the aggregate liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) of $500,000 or more and such liability has not been satisfied within fifteen (15) days of such final, non-appealable event;

(j)         the filing or commencement of any attachment, sequestration, garnishment, execution or other Lien (other than Permitted Liens) or action against or with respect to any Collateral that would be reasonably expected to have a Material Adverse Effect;

(k)        any Loan Document ceases to be in full force and effect or any Lien with respect to any material portion of the Collateral intended to be secured thereby ceases to be, or is not, valid, perfected (for any reason other than the failure of the Company to file a financing statement or continuation thereof to maintain perfection) and prior to all other Liens (other than Permitted Liens) or is terminated, revoked or declared void, or any Loan Document shall terminate (other than in accordance with its terms with the written consent of the Company) or become void or unenforceable, or the validity or enforceability of this Agreement or any Transaction Document shall be contested by Chapeau, its Subsidiary or any Affiliate of either Person;

(l)         the occurrence of any event or circumstance that results in a Material Adverse Effect.

ARTICLE IX

REMEDIES

Section 9.1	Obligations.

(a)        Upon the occurrence of any Event of Default described in Sections 8.1(d), 8.1(e), 8.1(f) or 8.1(g), this Agreement shall automatically and immediately terminate and the Note and all other obligations owed by Chapeau shall automatically become immediately due and payable without notice or demand of any kind.

(b)        If any other Event of Default exists, the Company may do any one or more of the following, at any time or times and in any order, without notice to or demand on Chapeau: (i) terminate the Agreement as they relate to the Loan, (ii) declare the Note and any or all other obligations to be immediately due and payable and (iii) pursue its other rights and remedies hereunder, under the Note or otherwise under applicable Law.

Section 9.2       Collateral.  If an Event of Default has occurred and is continuing, the Company shall have, in addition to all other rights of the Company, the rights and remedies of a secured party under the UCC.  At any time when an Event of Default is in existence: (i) the Company may notify Account Debtors to make payment directly to the Company, or to such address as the Company may specify, and enforce, settle or adjust Accounts General Intangibles or Chattel Paper with Account Debtors or obligors thereon for amounts and upon terms which the Company considers appropriate, and in such case, the Company will credit the Secured Obligations with only the net amounts received by the Company in payment thereof after deducting all the Company Expenses incurred or expended in connection therewith; (ii) the Company may take possession of the Collateral and keep it on Chapeau’s premises or remove all or any part of it to another location selected by the Company; (iii) on request by the Company, Chapeau will, at Chapeau’s cost, assemble the Collateral and make it available to the Company at a place reasonably convenient to the Company; and (iv) the Company may sell or otherwise dispose of any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as the Company deems appropriate in its sole and absolute discretion.  Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Company will give Chapeau reasonable notice of the time and place of any public sale thereof or of the time after which any private sale or any other intended disposition thereof is to be made.  For this purpose, it is agreed that at least five (5) Business Days notice of the time of sale or other intended disposition of the Collateral delivered in accordance with Section 11.1 shall be deemed to be reasonable notice in conformity with the UCC.  The Company may adjourn or otherwise reschedule any public sale by announcement at the time and place specified in the notice of such public sale, and such sale may be made at the time and place as so announced without necessity of further notice.  The Company shall not be obligated to sell or dispose of any Collateral, notwithstanding any prior notice of intended disposition.  If any Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given in reduction of the Secured Obligations until the Company receives payment in cash, and if any such buyer defaults in payment, the Company may resell the Collateral without further notice to Chapeau.  If the Company seeks to take possession of all or any portion of the Collateral by judicial process, Chapeau waives the posting of any bond, surety or security with respect thereto that might otherwise be required. Chapeau agrees that the Company has no obligation to preserve rights to the Collateral or to marshal any Collateral for the benefit of any Person. The Company is hereby granted a license or other right to use, without charge, Chapeau’s labels, patents, copyrights, name, trade secrets, trade names, trademarks in completing production of, advertising or selling any Collateral, and Chapeau’s rights under all licenses shall inure to the Company’s benefit for such purpose.  The proceeds of any sale or disposition of Collateral shall be applied first to all expenses of sale, including reasonable attorneys’ fees, and then to the Secured Obligations.  Chapeau shall remain liable for any deficiency.

Section 9.3       Injunctive Relief.  Following an Event of Default and during the continuance thereof, all cash proceeds of Collateral from time to time existing, including without limitation collections and payments of Accounts, whether consisting of cash, checks or other similar items, at all times shall be subject to an express trust for the benefit of the Company.  All such proceeds shall be subject to the Company’s Liens.  Except as may be specifically allowed otherwise by this Agreement, Chapeau is expressly prohibited from using, spending, retaining or otherwise exercising any dominion over such proceeds following an Event of Default and during the continuance thereof.  Chapeau acknowledges and agrees that an action for damages against Chapeau for any breach of such prohibitions shall not be an adequate remedy at law.  In the event of any such breach, Chapeau agrees to the fullest extent allowed by law that the Company shall be entitled to injunctive relief to restrain such breach and require compliance with the requirements of this Agreement.

Section 9.4       Setoff.  Chapeau irrevocably authorizes the Company to charge any account of Chapeau maintained with the Company with such amount as may be necessary from time to time to pay any of the Secured Obligations when due.  Chapeau agrees that the Company shall have a contractual right to setoff any and all deposits or other sums at any time credited by or due from the Company to Chapeau against any part of the Secured Obligations.

ARTICLE X

INDEMNIFICATION

Section 10.1     Survival.  The representations and warranties set forth in this Agreement shall survive the Closing through and including the date that the Secured Obligations have been paid in full.

Section 10.2     Indemnification.

(a)        Subject to the other provisions of this Article X, Chapeau hereby agrees, to the fullest extent permitted by applicable Law, to indemnify, defend and hold harmless the Company, as appropriate, from, against and in respect of any Losses incurred or suffered by the Company arising out of, in connection with or relating to:

(i)       Any failure of the representations and warranties of Chapeau in this Agreement to be true and correct in all material respects as of the Initial Closing Date; and

(ii)      Any failure of Chapeau to perform in all material respects any of its covenants or obligations contained in this Agreement.

(b)        Chapeau shall not be required to indemnify the Company to the extent of any Loss that a court of competent jurisdiction shall have determined by final judgment to have resulted from the bad faith or willful misconduct of the Company.

(c)        Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special or punitive damages of such other Person, including any loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity arising out of or relating to the breach or alleged breach hereof, except to the extent any such damages are required to be paid pursuant to a third party claim determined by final judgment by a court of competent jurisdiction.

Section 10.3     Indemnification Procedures.

(a)        Any Person against whom indemnification is sought pursuant to the provisions of Section 10.2 shall be referred to as an “Indemnifying Party”, and any Person seeking to be indemnified pursuant to the provisions of Section 10.2 shall be referred to as an “Indemnified Party”.

(b)        If an Indemnified Party determines that it has a claim for Losses against an Indemnifying Party under Section 10.2 (other than as a result of a Third Party Claim), the Indemnified Party shall give prompt written notice thereof to the Indemnifying Party, which notice shall describe in reasonable detail the nature of the claim, an estimate of the amount of Losses attributable to such claim to the extent feasible and the basis of the Indemnified Party’s request for indemnification under Section 10.2.  If the Indemnifying Party disputes such claim or the amount of Losses attributable to such claim and such dispute is not resolved by the parties, such dispute shall be resolved in accordance with Section 10.3(c) below.

(c)        If an Indemnified Party is notified of a claim of a third party (each such claim, a “Third Party Claim”) which may give rise to a claim for indemnification against an Indemnifying Party under Section 10.2, then the Indemnified Party shall promptly notify such Indemnifying Party thereof in writing (including copies of all papers served with respect to such Third Party Claim), which notice shall describe in reasonable detail the nature of the Third Party Claim, an estimate of the amount of Losses attributable to the Third Party Claim to the extent feasible and the basis of the Indemnified Party’s request for indemnification under Section 10.2; provided however, that the failure to notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder unless and to the extent the Indemnifying Party shall be actually and materially prejudiced by such failure to so notify.  Any Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim giving rise to an Indemnified Party’s claim for indemnification at such Indemnifying Party’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense; provided further, that, as a condition precedent to Indemnifying Party assuming the defense of such claim, Indemnifying Party must first agree in writing to be responsible for all Losses arising therefrom (subject to the limitations in Section 10.2, as applicable) without any reservations of rights, defenses or similar claims to provide full indemnification for such Losses and demonstrate that, after giving effect to the application of the limitations in Section 10.2, as applicable, Indemnifying Party is reasonably likely to be responsible for a greater portion of the Losses than Indemnified Party; provided, further, that:

(i)       the Indemnified Party shall be entitled to participate at its own expense in the defense of such claim and to employ counsel of its choice for such purpose;

(ii)      the Indemnified Party shall cooperate in good faith with the Indemnifying Party and its counsel in the defense or compromise of any claims;

(iii)      the Indemnified Party (and not the Indemnifying Party) shall be entitled to assume control of such defense and the Indemnifying Party shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the claim seeks an injunction or equitable relief against the Indemnified Party; (iii) a conflict of interest exists between the Indemnifying Party and the Indemnified Party; (iv) an adverse outcome of the claim could reasonably be expected to have a Material Adverse Effect on the Indemnified Party or its business; or (v) the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim; and

(iv)     if the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (not to be unreasonably withheld) before entering into any settlement of a Proceeding.

(d)        For the avoidance of doubt, the defense of any claim includes the obligation to post all appeal bonds, securities, guaranties or similar obligations in connection with such claim or Third Party Claim related thereto.

(e)        After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement, in each case with respect to any Third Party Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall pay all of such remaining sums so due and owing to the Indemnified Party by wire transfer of immediately available funds within five Business Days after the date of such notice.

Section 10.4    Calculation of Losses; Tax Treatment of Payments.  The amount of any Losses for which indemnification is provided under this Article X shall be net of any amounts actually recovered or recoverable by the Indemnified Party under insurance policies or otherwise with respect to such Losses, including under implied or express warranties, financial guarantees or other assurances, under contractual indemnification rights with respect to third parties or as a result of tax benefits (net of expenses incurred in connection with such recovery).  The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies for any Losses prior to seeking indemnification under this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1     Notices.  Any notice, demand or other communication required or permitted to be given or made hereunder shall be in writing and shall be delivered personally or by courier during normal business hours on a Business Day at the relevant address set forth below, or sent by facsimile or other means of recorded electronic communication (provided such transmission is confirmed), in the case of:

(a)	Chapeau, addressed as follows:

1190 Suncast Lane, Suite 2
El Dorado Hills, California 95762
Attention: Guy A. Archbold
Facsimile: (916) 939-8705

with a copy to:
Manatt, Phelps & Phillips, LLP
11355 West Olympic Boulevard
Los Angeles, California 90064
Attention:  T. Hale Boggs, Esq.
Facsimile:  (650) 213-0288

(b)	the Company, addressed as follows:

TEFCO, LLC
c/o Mark K. Mason
2260 Huntley Circle
San Marino, CA 91108

with copies to:

Gordon V. Smith
8401 Greensboro Drive, Suite 300
McLean, VA 22102-3598

and

Timothy F. Silvestre
Strategic Law Partners, LLP
500 South Grand Ave., Suite 2050
Los Angeles, CA 90071
Fax—(213) 213-7301

Any notice, demand or other communication so given shall be deemed to have been given or made and received on the day of hand delivery, and on the next day following its being sent by facsimile or other means of recorded electronic communication, with confirmation of delivery received (provided such day is a Business Day and, if not, on the first Business Day thereafter).  Each party may from time to time change its address for notice by giving notice to the other given in the manner aforesaid.

Section 11.2	Reserved.

Section 11.3     Amendments; Waiver.  This Agreement may be amended, modified, or supplemented only pursuant to a written instrument making specific reference to this Agreement and signed by each of the parties hereto.  No waiver of any provision hereof, or consent required hereunder, or any consent or departure from this Agreement, shall be valid or binding unless expressly and affirmatively made in writing and duly executed by the party to be charged with such waiver.  No waiver shall constitute or be construed as a continuing waiver or a waiver in respect of any subsequent default, either of similar or different nature, unless expressly so stated in such writing.

Section 11.4     Assignment.  No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto.  Any assignment by any party hereto in violation of this Section 11.4 shall be null and void ab initio.

Section 11.5     Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns.

Section 11.6     Entire Agreement.  This Agreement, including the Schedules and Annexes hereto, and the other Transaction Documents constitute the entire agreement of the parties with respect to the subject matter hereof, and upon execution hereof, the Original Agreement shall be amended and restated in its entirety to read as set forth herein.

Section 11.7     No Third-Party Beneficiaries.  Nothing express or implied in this Agreement is intended or shall be construed to confer upon or give any person other than the parties hereto and their respective heirs, successors, and permitted assigns any right, benefits, or remedy under or by reason of this Agreement.

Section 11.8     Specific Performance.  The parties recognize the unique nature of the obligations of each party hereunder and therefore agree that each party shall be entitled to specific performance of the obligations of the other parties set forth in this Agreement.

Section 11.9     Severability.  If any provision of this Agreement or the application of such provision to any person or circumstance shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable under the applicable Law of any jurisdiction, (i) the remainder of this Agreement or the application of such provisions to other persons or circumstances or in other jurisdictions shall not be affected thereby, (ii) such invalid, illegal, or unenforceable provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such Law, and (iii) such invalid, illegal, or unenforceable provision shall not affect the validity or enforceability of any other provision of this Agreement.

Section 11.10   Governing Law; Jurisdiction.  This Agreement, and all claims or causes of action) (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement shall be governed by, and construed under and in accordance with, the internal Laws of the State of Virginia (without regard to conflict of laws principles thereof).  Each party to this Agreement hereby irrevocably and unconditionally (i) agrees that any suit, action or proceeding against it by any other party to this Agreement with respect to this Agreement shall be instituted only in Fairfax County, Virginia; (ii) consents and submits, for itself and its property, to the jurisdiction of such courts for the purpose of any such suit, action or proceeding instituted against it by the other parties prior to the Closing; (iii) agrees that a final judgment in any such suit, action or proceeding instituted against it by the other parties shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; and (iv) waives the right to a jury trial in any such suit, action or proceeding instituted against it by the other parties.

Section 11.11   Arbitration. Except as otherwise mutually agreed to by the parties thereto, any claim, dispute, or controversy of whatever nature arising out of or relating to this Agreement,  including, without limitation, any action or claim based on tort, contract, or statute or concerning the interpretation, effect, termination, validity, performance, and/or breach of this Agreement (“Claim”), shall be resolved by final and binding arbitration before one (1) arbitrator (the “Arbitrators”) selected from and administered by JAMS in accordance with its then existing arbitration rules or procedures regarding commercial or business disputes.  The arbitration shall be held in Los Angeles County, California.

(a)        Depositions may be taken and full discovery may be obtained in any arbitration commenced under this provision.

(b)        The Arbitrator shall, within fifteen (15) calendar days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded.  The Arbitrator shall be authorized to award compensatory damages, but shall not be authorized (i) to award non-economic damages, such as for emotional distress, pain and suffering, or loss of consortium, (ii) to award punitive damages, or (iii) to reform, modify, or materially change this Agreement or any other agreements contemplated hereunder, provided that the damage limitations described in parts (i) and (ii) of this sentence will not apply if such damages are statutorily authorized.  The Arbitrator also shall be authorized to grant any temporary, preliminary, or permanent equitable remedy or relief he or she deems just and equitable and within the scope of this Agreement, including, without limitation, an injunction or order for specific performance.

(c)        Each party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration and shall pay an equal share of the fees and costs of the Arbitrator, provided that the Arbitrator shall be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the Arbitrator.  Each party shall fully perform and satisfy the arbitration award within 15 days of the service thereof.

(d)        By agreeing to this binding arbitration provision, the parties understand that they are waiving certain rights and protections which may otherwise be available if a Claim between the parties were determined by litigation in court, including, without limitation, the right to seek or obtain certain types of damages precluded by this paragraph 15.6, the right to a jury trial, certain rights of appeal, and a right to invoke formal rules of procedure and evidence.

Section 11.12   Counterparts.  This Agreement may be executed in multiple counterparts, each of which when so executed and delivered shall be an original, and all of which when taken together shall constitute one and the same instrument.

Section 11.13   No Presumption.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first written above.

CHAPEAU, INC.

By:	/s/ Guy A. Archbold
Name:	Guy A. Archbold
Title:	Chief Executive Officer

TEFCO, LLC

By:	/s/ Mark Mason
Name:	Mark Mason
Title:	Manager